Exhibit 99.1

China Education Alliance Announces Third Quarter 2015 Financial Results

HARBIN, China, Nov. 16, 2015 /PRNewswire/ -- China Education Alliance, Inc. ("China Education Alliance" or the "Company") (OTC Pink: CEAI), a China-based education resource and services company, today announced its financial results for the third quarter of 2015.

Financial Highlights for the Third Quarter of Fiscal 2015

•	Total revenues decreased by 84% to $0.2 million.

•	Net loss of $6.5 million.

•	Loss per share was $0.62 per fully diluted share.

Third Quarter Review:

Revenue for the quarter ended September 30, 2015 decreased by $0.9 million, or 74%, to $0.2 million from $1.1 million for the quarter ended September 30, 2014.

The decline in revenue for the quarter ended September 30, 2015 was a result of decline in revenue across all of our business due to continuously weakening brand recognition in the main targeted market and increased competition from new competitors. One of our tutoring schools continues to be affected by the policy of Harbin local government prohibiting teachers of public schools from engaging in any tutoring/training activities outside of public schools as it had to cut its class offerings dramatically as a result of these policies since the last quarter of 2014 and has not been able to locate and hire qualified non-public school teachers to restore its operations to the prior scale.

In addition, despite our belief in the opportunities presented by the rise of the online education industry in China and our continuous efforts on the development and promotion of our online education platform launched in October 2014, we have not been successful in turning over our online education business. Since the launch of our online education platform to date, we have been offering free access to teachers and students aiming to quickly develop the user base and achieve a leading position within the industry. However, we did not achieve our initial goal. As such we decided to extend the free trial period for additional six months in order to retain the existing schools and further market and promote our platform. However, there can be no assurance that we will be able to attract enough educational institutions and teachers as planned during the extended period and if we fail, our revenue will be adversely affected.

Our overall cost of revenue decreased by $0.6 million or 35% to $1.1 million for the quarter ended September 30, 2015, from $1.7 million for the third quarter last year. Cost of revenue for the online education division decreased $0.05 million or 5% to $1.01 million for the quarter ended September 30, 2015, from $1.06 million for the quarter ended September 30, 2014. The slight decrease was primarily due to the decrease in depreciation costs resulting from decreased expenditure on fixed assets. Cost of revenue for the training center division decreased by $0.5 million or 88% to $0.1 million for the quarter ended September 30, 2015 from $0.6 million for the quarter ended September 30, 2014. The decrease in cost of revenue was mainly due to a decrease in teacher's salary as our teachers are paid by the number of classes they teach and there was a decrease our class offerings during the third quarter of 2015 as compared to the same period in 2014.

Gross loss was $0.9 million for the third quarter of 2015, an increase of $0.3 million, or 57% from $0.6 million for the same period in 2014. Selling expenses decreased by $2.6 million or 78% to $0.8 million for the second quarter of 2015, from $3.4 million for the prior year. Selling expenses were 452% of total revenue in the second quarter of 2015 compared with 317% in 2014. The decrease in selling expenses was mainly due to the decrease in marketing and advertising expenses as we have been focusing on rebuilding our brand name and reputation through in-house efforts since the beginning of this year.

Administrative expenses decreased by $5.1 million or 53%, to $4.6 million for the third quarter of 2015, from $9.7 million for 2014. We completed and launched the platform in the fourth quarter of 2014 and therefore the research and development expenses for the platform dropped significantly. In addition, the decrease in labor costs for onsite education also contributed to the decrease in administrative expenses for the three months ended September 30, 2015 as compared to the same quarter in 2014.

Net loss was $6.5 million, or negative return of $0.62 per share basic and diluted, for the third quarter of 2015, as compared to net loss of $14.4 million or negative return of $1.36 per share basic and diluted, for the same period in 2014.

Financial Position

At September 30, 2015, we had cash and cash equivalents of $3.6 million, a decrease of $9.8 million or 84%, from $22.7 million as of December 31, 2014.

As of September 30, 2015, the Company had no long-term debt.

About China Education Alliance, Inc.

China Education Alliance, Inc. (http://www.chinaeducationalliance.com) is a leading educational services company offering high-quality instructors and online education materials for students between the ages of 6 to 18 and adults (university students and professionals) aged 18 and over. Divided into two segments, students and graduate professionals, our business model delivers the skills and knowledge necessary to excel in a rapidly growing and highly competitive China. The Company provides students in the first segment with online education materials sourced from top tier schools and famous instructors for download, as well as online training and tutoring services. With teaching centers located across China, the Company also offers hands on training and tutoring to aid Chinese students pass the two most important tests they will face in their educational careers: the senior high school entrance and college entrance exams. In the second segment for graduates and professionals, China Education Alliance provides vocational training courses in subjects including IT, administration, multimedia, as well as several professional training programs.

Safe Harbor Statement

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release, constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding our ability to prepare the company for growth, the Company's planned expansion and predictions and guidance relating to the Company's future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs and are not a guarantee of future performance but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, which may include, but are not limited to, such factors as unanticipated changes in product demand especially in the education industry, pricing and demand trends for the Company's products, changes to government regulations, risk associated with operation of the Company's new facilities, risk associated with large scale implementation of the company's business plan, the ability to attract new customers, ability to increase its product's applications, cost of raw materials, downturns in the Chinese economy, and other information detailed from time to time in the Company's filings and future filings with the United States Securities and Exchange Commission. Investors are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release, readers are cautioned not to place undue reliance on any of them and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company's expectations.

China Education Alliance, Inc. and Subsidiaries

Consolidated Balance Sheets

	September 30,	December 31,
	2015	2014
	(Unaudited)
ASSETS

Current Assets
Cash and cash equivalents	$3,592,047	$22,696,126
Accounts receivable	21,553	22,763
Other receivables	331,417	464,550
Prepaid expenses and other current assets	366,355	594,390
Total current assets	4,311,372	23,777,829

Non-current Assets
Property and equipment, net	4,402,638	6,555,511
Intangibles and capitalized software, net	123,858	961,839
Total non-current assets	4,526,496	7,517,350

Total Assets	$8,837,868	$31,295,179

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and accrued expenses	$368,404	$468,098
Deferred revenue	1,255,955	1,319,962
Income tax and other taxes payable	199,369	210,582
Total current liabilities	1,823,728	1,998,642

Commitments and Contingent Liabilities	-	-

Stockholders' Equity

Common stock ($0.001 par value, 150,000,000 shares authorized, 10,582,530 and 10,582,530 issued as of September 30, 2015 and December 31, 2014, respectively; 137,512 and 137,512 shares held in treasury, as of September 30, 2015 and December 31, 2014, respectively)	10,583	10,583
Additional paid-in capital	40,942,009	40,942,009
Statutory reserve	3,792,161	3,792,161
Retained earnings	(47,451,703)	(25,859,244)
Accumulated other comprehensive income	11,987,527	12,338,272
Less: Treasury stock	(977,072)	(977,072)
Stockholders' equity - CEAI and Subsidiaries	8,303,505	30,246,709
Noncontrolling interests in subsidiaries	(1,289,365)	(950,172)
Total stockholders' equity	7,014,140	29,296,537

Total Liabilities and Stockholders' Equity	$8,837,868	$31,295,179

The accompanying notes are an integral part of these consolidated financial statements.

China Education Alliance, Inc. and Subsidiaries

 Consolidated Statements of Operations and Comprehensive Income

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014

Revenue
Online education revenue	$83,465	$134,879	$252,444	$392,526
Training center revenue	83,030	936,700	290,491	1,993,285
Other revenue	-	-		-
Total revenue	166,495	1,071,579	542,935	2,385,811

Cost of Revenue
Online education costs	1,007,182	1,062,915	3,116,396	3,170,379
Training center costs	72,424	590,279	352,202	1,365,283
Other costs	-	-		-
Total cost of revenue	1,079,606	1,653,194	3,468,598	4,535,662

Gross Profit/(Loss)
Online education gross profit/(loss)	(923,717)	(928,036)	(2,863,952)	(2,777,853)
Training center gross profit	10,606	346,421	(61,711)	628,002
Other gross profit	-	-	-	-
Total gross loss	(913,111)	(581,615)	(2,925,663)	(2,149,851)

Operating Expenses
Selling expenses	752,592	3,398,742	2,529,595	5,794,444
Administrative expenses	4,599,770	9,742,804	14,863,893	18,447,595
Depreciation and amortization	275,149	742,605	1,024,774	1,758,769
Total operating expenses	5,627,511	13,884,151	18,418,262	26,000,808

Loss from operations	(6,540,622)	(14,465,766)	(21,343,925)	(28,150,659)

Other Income (Expense)
Other income(expenses), net	(777)	(6,891)	(1,018)	31,132
Loss on disposal of property and equipment	(16,586)	(385)	(47,831)	(16,547)
Impairment loss on intangible assets	5,798	-	(620,124)	-
Interest income	6,729	35,663	36,665	123,533
Total other income/(Expense), net	(4,836)	28,387	(632,308)	138,118

Net Loss Before Provision for Income Tax	(6,545,458)	(14,437,379)	(21,976,233)	(28,012,541)
Income taxes:
Current	-	-	-	-
Deferred	-	-	-	-

Net Loss	(6,545,458)	(14,437,379)	(21,976,233)	(28,012,541)
Net Loss attributable to the noncontrolling interests	(2,301)	2,762	(383,774)	(203,563)
Net Loss - attributable to CEAI and Subsidiaries	$(6,543,157)	$(14,440,141)	$(21,592,459)	$(27,808,978)

Net Loss per common stock-basic and diluted	$(0.62)	$(1.36)	$(2.04)	$(2.63)

Weighted Average Shares Outstanding-basic and diluted	10,582,530	10,582,530	10,582,530	10,582,530

The Components of Other Comprehensive Income
Net Loss	$(6,543,157)	$(14,440,141)	$(21,592,459)	$(27,808,978)
Foreign currency translation adjustment	(537,225)	55,794	(350,745)	(395,643)

Comprehensive Loss	$(7,080,382)	$(14,384,347)	$(21,943,204)	$(28,204,621)

 The accompanying notes are an integral part of these consolidated financial statements.

China Education Alliance, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months ended September 30,
	2015	2014

Cash flows from operating activities
Net loss	$(21,976,233)	$(28,012,541)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization - operating expenses	1,024,775	2,189,192
Depreciation and amortization - cost of revenue	1,124,866	875,902
Loss on disposal of fixed assets	47,831	16,547
Bad debt written off on other receivables	-	-
Impairment loss on intangible assets	620,124	-
Stock based compensation	-	-
Net changes in operating assets and liabilities
Accounts receivable	445	(22,782)
Prepaid expenses and other receivables	335,469	(70,378)
Deferred tax assets	-	-
Accounts payable and accrued liabilities	(88,450)	(595,096)
Income tax and other taxes payable	(11,213)	1,374,582
Deferred revenue	(19,443)	469,045
Net cash used in operating activities	(18,941,829)	(23,775,529)

Cash flows from investing activities
Purchases of property and equipment	(21,091)	(1,583,694)
Loan received back from NIT	-	-
Proceeds from disposal of property and equipment	25,739	6,030
Net cash (used in) provided by investing activities	4,648	(1,577,664)

Cash flows from financing activities
Advance to a stockholder	-	-
Dividend paid to noncontrolling shareholders	-	-
Net cash used in financing activities	-	-

Effect of exchange rate changes on cash	(166,898)	(340,230)

Net decrease in cash and cash equivalents	(19,104,079)	(25,693,423)

Cash and cash equivalents at beginning of period	22,696,126	56,377,154

Cash and cash equivalents at end of period	$3,592,047	$30,683,731

Supplemental disclosure of cash flow information
Income tax paid	$-	$-

 The accompanying notes are an integral part of these consolidated financial statements.

CONTACT: China Education Alliance, Inc., Ms. Cloris Li, Chief Financial Officer, Email: cloris@edu-chn.com, Phone: +86-151-6841-0854